Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Antero Resources Midstream LLC:

We consent to the use of our report dated July 11, 2014, with respect to the balance sheet of Antero Resources Midstream LLC as of June 30, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

October 27, 2014